Exhibit 10.14

CONFIDENTIAL

November 15, 2018

Mr. Joseph Stough

9 Par Drive

Lake Charles, LA 70605

Dear Joe:

On behalf of Waitr Holdings Inc. (the “Company”), I am pleased to offer you (“you” or “Employee”) a position with the Company on the terms and conditions set forth below. This letter confirms to you the Company’s offer of employment pursuant to previous discussions with you.

The principal terms of our offer are as follows:

1.	Start Date and Responsibility. You will start working for the Company on a full-time basis, effective as of November 15, 2018. The Company is offering you the positions of President and Chief Operating Officer of the Company. You will report directly to the Chief Executive Officer of the Company. In your position, you shall have such duties and responsibilities as are commensurate with such position at similarly-situated companies and such additional duties as may be assigned by the Chief Executive Officer of the Company from time to time.

2.	Principal Place of Employment. Subject to reasonable travel, you will perform your duties on behalf of the Company at the Company’s offices in Lafayette, Louisiana.

3.	Compensation.

a.	Base Salary. The Company will pay you a base salary of $325,000 per year (“Base Salary”) in accordance with the Company’s standard payroll practices as in effect from time to time, subject to applicable withholding taxes and deductions.

b.	Discretionary Annual Bonus. For each completed fiscal year of the Company during the term of your employment, you will be eligible to earn a discretionary annual cash bonus with a target bonus opportunity equal to 50% of your Base Salary, based upon the attainment of performance metrics to be established, and as determined, by the Board of Directors of the Company in its sole discretion.

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c.	Equity Award. You will be entitled to receive an equity award under the Waitr Holdings Inc. 2018 Omnibus Incentive Plan (the “Plan”) with a grant date value equal to approximately $860,000, based on the closing price per share of common stock of the Company (“Common Stock”) on the grant date (the “Award”). Fifty percent (50%) of the Award will be in the form of a stock option to purchase shares of Common Stock and fifty percent (50%) of the Award will be in the form of restricted shares of Common Stock. The Award will be subject to the terms and conditions set forth in the Plan and the applicable award agreements to be entered into between the Company and you.

d.	Car Allowance. You will be entitled to receive a car allowance of $1,000 per month.

4.	Employee Benefits. You will be entitled to paid time off on an annual basis in accordance with the Company’s policies. Holidays will be observed and paid in accordance with Company policy. You will have the opportunity to participate in any retirement, health, welfare and fringe benefit plans maintained by the Company from time to time on terms generally applicable to senior executives of the Company, subject to eligibility pursuant to the terms of such programs. The Company will reimburse you in an amount equal to $800 per month for the monthly premiums due under the Company benefit plans for yourself and your dependents.

5.	Employment at Will. Notwithstanding anything in this letter to the contrary, you will be considered an “employee-at-will,” and both you and the Company have the right to terminate the employment relationship at any time and for any reason.

6.	Withholding. All payments made to you pursuant to this letter will be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to you for purposes of amounts due to you under this letter.

7.	Section 409A of the Code. This letter is intended to either comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. This letter shall be construed and interpreted in accordance with such intent.

8.	Governing Law. This letter shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this letter shall be governed by, the laws of the State of Louisiana, without giving effect to provisions thereof regarding conflict of laws.

9.	Complete Agreement. This letter embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which deal with the matters set forth herein.

[Signature page follows.]

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Should you have any questions regarding this offer, please contact me.

Sincerely,

WAITR HOLDINGS INC.

/s/ Chris Meaux
Name: Chris Meaux
Title: Chief Executive Officer

[Signature Page to Offer Letter]

The undersigned accepts the above employment offer and agrees that this letter supersedes all prior written or verbal understandings or agreements between the parties regarding the matters described in this letter. By accepting this offer, the undersigned acknowledges that no prior employment obligations or other contractual restrictions or conditions of any nature whatsoever exist which preclude or relate to the undersigned’s employment with the Company. It is further understood that this offer and the terms included are confidential and disclosure by you may cause the Company to withdraw this offer.

Accepted by:

/s/ Joseph Stough	November 14, 2018
Joseph Stough	Date

[Signature Page to Offer Letter]